EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of the 5th day of April, 2010, between UniFirst Corporation, a Massachusetts corporation (the “Company”), and Ronald D. Croatti (the “Executive”).

WHEREAS, the Company desires to ensure the continued service of the Executive as the Company’s Chief Executive Officer and President for at least the next six years; and

WHEREAS, the Company desires to establish a long-term performance-based compensation structure for the Executive pursuant to which a high percentage of his annual target compensation will be in the form of restricted stock.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                     Term, Position and Duties. The term of this Agreement shall commence on the date hereof and end on the sixth anniversary of the date hereof unless terminated prior to such date in accordance with the terms of this Agreement. The Executive shall serve as the Chief Executive Officer and President of the Company and Chairman of its Board of Directors (the “Board”), and shall have supervision and control over and responsibility for the day-to-day business and affairs of the Company and shall have such other additional powers and duties as may from time to time be prescribed by the Board. The Executive shall devote his full working time and efforts to the business and affairs of the Company.

2.	Compensation and Related Matters.

(a)       Base Salary. The Executive’s initial annual base salary under this Agreement shall be his base salary currently in effect. The Executive’s base salary shall be reviewed annually in a manner that is consistent with the Company’s usual practices for senior executives.

(b)       Incentive Cash Compensation. The Executive shall be entitled to participate in the Company’s executive cash bonus plan in the same manner as other senior executives at the Company.

(c)       Restricted Stock Award. The Company, on the date hereof, hereby grants to the Executive a restricted stock award pursuant to a Restricted Stock Award Agreement substantially in the form attached hereto as Exhibit A.

(d)       Other Benefits. The Executive shall be entitled to continue to participate in or receive benefits and perquisites consistent with those participated in or received by other senior executives at the Company.

3.                     Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a)       Death. The Executive’s employment hereunder shall terminate upon his death.

(b)       Disability. The Company may terminate the Executive’s employment if he is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement, with or without reasonable accommodation, for a period of 270 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Executive to whom the Company has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c)       Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause by a vote of the Board at a meeting of the Board called and held for such purpose at which the Executive is present and given an opportunity to be heard. For purposes of this Agreement, “Cause” shall mean: (i) the commission by the Executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Executive that would reasonably be expected to result in material injury or significant reputational harm to the Company if he were retained in his position; (ii) continued non-performance by the Executive of a material portion of his duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the Board; (iii) a breach by the Executive of any of the provisions contained in Section 6 of this Agreement; or (iv) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(d)       Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

4.	Compensation Upon Termination.

(a)       Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to his authorized representative or estate) any earned but unpaid base salary, incentive compensation earned but not yet paid, unpaid expense reimbursements, accrued but unused vacation and any vested benefits the Executive may have under any employee benefit plan of the Company (the “Accrued Benefit”) on or before the Executive’s date of termination, or in the case of termination pursuant to Section 4(b), the date that is 30 days after the date on which a written notice of termination is communicated by the Company to the Executive (the “Date of Termination”).

(b)       Termination by the Company Without Cause. If the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), then the Company shall, through the Date of Termination, pay the Executive his Accrued Benefit. In addition, subject to the Executive signing a general release of claims in favor of the Company and related persons and entities in a form and manner satisfactory to the Company (the “Release”) within the 21-day period following the Date of Termination and the expiration of the seven-day revocation period for the Release, the Company shall pay the Executive an amount equal to one-half (1/2) times the Executive’s Base Salary then in effect (the “Severance Amount”). The Severance Amount shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 6 months, beginning on the first payroll date that occurs 30 days after the Date of Termination. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each installment payment is considered a separate payment. Notwithstanding the foregoing, if the Executive breaches any of the provisions contained in Section 6 of this Agreement, all payments of the Severance Amount shall immediately cease.

5.	Section 409A.

(a)       Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)       All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)       To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)       The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e)       The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

6.	Confidential Information, Noncompetition and Cooperation.

(a)       Confidential Information. As used in this Agreement, “Confidential Information” means trade secrets and other confidential information belonging to the Company which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under Section 6(b).

(b)       Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Company with respect to all Confidential Information. At all times, both during the Executive’s employment with the Company and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary or convenient in the ordinary course of performing the Executive’s duties to the Company.

(c)       Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Company or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Company. The Executive will return to the Company all such materials and property as and when requested by the Company. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

(d)       Noncompetition and Nonsolicitation. During the Executive’s employment with the Company and for 24 months thereafter, regardless of the reason for the termination, the Executive (i) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined); (ii) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Company (other than terminations of employment of subordinate employees undertaken in the course of the Executive’s employment with the Company); and (iii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Company. The Executive understands that the restrictions set forth in this Section 6(d) are intended to protect the Company’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term “Competing Business” shall mean a business which is competitive with any business which the Company or any of its subsidiaries is conducting on the Date of Termination. Notwithstanding the foregoing, the Executive may own up to one percent (1%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business; provided, however, that in no event will the Executive directly acquire following the Date of Termination any shares of the outstanding common stock of Cintas Corporation or G&K Services, Inc.

7.                     Integration. This Agreement, together with that certain Restricted Stock Award Agreement between the parties, dated of the date hereof, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements between the parties concerning such subject matter.

8.                     Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

9.                     Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

10.                   Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.

11.                   Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

12.                   Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

13.                   Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth.

14.                   Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

UNIFIRST CORPORATION

By:	/s/ Donald J. Evans
Donald J. Evans
Title: Lead Director

/s/ Ronald D. Croatti
Ronald D. Croatti

Exhibit A

[Restricted Stock Award Agreement] *

*      Filed as exhibit 10.2 to the Company's quarterly report filed on Form 10-Q on April 8, 2010.